Exhibit 15.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Sysco Corporation
We have reviewed the consolidated balance sheets of Sysco Corporation (a Delaware corporation) and subsidiaries (“the Company”) as of March 31, 2007 and April 1, 2006, and the related consolidated results of operations and statements of comprehensive income for the thirteen and thirty-nine week periods ended March 31, 2007 and April 1, 2006, and cash flows for the thirty-nine week periods ended March 31, 2007 and April 1, 2006. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U. S. generally accepted accounting principles.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Sysco Corporation and subsidiaries as of July 1, 2006, and the related consolidated results of operations, shareholders’ equity and cash flows for the year then ended (not presented herein) and in our report dated September 12, 2006, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph for the adoption of FASB Statement No. 123(R) and the change in the Company’s pension measurement date. In our opinion, the information set forth in the accompanying consolidated balance sheet as of July 1, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
/s/ Ernst & Young LLP

Houston, Texas
May 10, 2007